Exhibit 10(f)

PARKER-HANNIFIN CORPORATION
AMENDED AND RESTATED
EXECUTIVE DEFERRAL PLAN
Adopted: December 16, 2015
Effective: January 22, 2015
Parker-Hannifin Corporation, an Ohio corporation, (the “Company”), established this Executive Deferral Plan (the “Plan”), originally effective October 1, 1994, for the purpose of attracting high quality executives and promoting in its executives increased efficiency and an interest in the successful operation of the Company by offering a deferral opportunity to accumulate capital on favorable economic terms.
The Plan has been amended and restated from time to time. The Plan underwent significant and comprehensive changes when it was amended during December 2005 to provide for certain transitional rules and was amended and restated as of July 21, 2008 and such other dates as specified herein to reflect the requirements of the American Jobs Creation Act (“the Act”) with respect to the terms and conditions applicable to amounts that are deferred and vested under the Plan after December 31, 2004 and subject to Section 409A of the Code. Except as otherwise specifically provided in Sections 6.2(c) and 8.4, all benefits deferred under the Plan prior to January 1, 2005 and any additional amounts that are not subject to Section 409A of the Code, (the “Grandfathered Amounts”) shall continue to be subject solely to the terms of the separate Plan as in effect on December 31, 2004. The Plan will be administered in a manner consistent with the Act and Section 409A of the Code and any Regulations or other guidance thereunder and any provision in the Plan that is inconsistent with Section 409A of the Code shall be void and without effect. Notwithstanding anything else in the Plan to the contrary, nothing herein shall be read to preclude the Plan from using any transition rules permitted under the Act, provided that no action will be permitted with respect to the Grandfathered Amounts that will subject such amounts to Section 409A of the Code.
The Plan is hereby amended and restated in its entirety as of January 22, 2015.
ARTICLE 1
DEFINITIONS

1.1	Account shall mean the sum of the Annual Deferral Account, all LTI Deferral Accounts (vested and unvested), and all Discretionary Company Credit Accounts, if any.

1.2
Administrator shall mean the Parker Total Rewards Administration Committee of the Company or, if applicable, the administration subcommittee appointed by the Parker Total Rewards Administration Committee with respect to the Plan.

1.3
Affiliated Group shall mean the Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

1.4	Annual Deferral shall mean the amount of Compensation which the Participant elects to defer for a Plan Year pursuant to Articles 2 and 3.

1.5	Annual Deferral Account shall mean the notional account established with respect to a Participant’s Annual Deferrals for recordkeeping purposes pursuant to Article 5.

1.6	Beneficiary shall mean the person or persons or entity designated as such in accordance with Article 14.

1.7	Board shall mean the Board of Directors of the Company.

1.8	Bonuses shall mean:

(a)
For amounts that are due and payable before January 1, 2007, amounts payable in cash to the Participant by the Company, in the form of annual and other regular periodic bonuses, before reductions for deferrals under this Plan, the Savings Plan or the Savings Restoration Plan. “Annual and other regular periodic bonuses” shall include amounts payable under the Company’s Return on Net Assets (RONA) Plan and the Target Incentive Program, but shall exclude any payments under any long-term incentive program, any volume incentive or similar bonus program, and any other extraordinary bonus or incentive program.

(b)
For Plan Years beginning on and after January 1, 2007, amounts payable to the Participant by the Company in August of each such Plan Year under the Company’s RONA Plan (except to the extent determined by the Compensation Committee to be extraordinary) and Target Incentive Program.

1.9
Business Combination shall mean a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise.

1.10	Change in Control shall mean the occurrence of one of the following events:

(a)
A change in ownership of the Company, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a change in the effective control of the Company (within the meaning of Section 1.10(b) of this Plan). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(b)	A change in effective control of the Company, which occurs on either of the following dates:

(i)
The date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Company or a change in ownership of the Company (within the meaning of Section 1.10(a) of this Plan). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Change in Control shall then occur.

(ii)	The date that a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the board prior to the date of such appointment or election.

(c)
A change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Company’s assets if such transfer is to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person or group (within the meaning of the Regulations under Section 409A of the Code) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 1.10(c)(iii) of this Plan.

Notwithstanding Sections 1.10(a), 1.10(b)(i) and 1.10(c) above, the consummation of a Business Combination shall not be deemed a Change in Control if, immediately following such Business Combination: (a) more than 50% of the total voting power of the Surviving Corporation resulting from such Business Combination or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Company’s Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Notwithstanding the foregoing, an acquisition of stock of the Company described in Section 1.10(a) or 1.10(b)(i) above shall not be deemed to be a Change in Control by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Company from the Company.

1.11	Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, and regulations or other guidance issued thereunder.

1.12	Committee shall mean the Administrator, the Investment Committee or the Compensation Committee, as applicable.

1.13	Company Voting Securities shall mean securities of the Company eligible to vote for the election of the Board.

1.14
Compensation shall mean the sum of the Participant’s Salary and anticipated Bonuses for a Plan Year before reductions for deferrals under this Plan, the Savings Plan, the Savings Restoration Plan, the Parker-Hannifin Corporation Cafeteria Plan, or the Group Insurance Plan for Hourly and Salaried Employees of Parker-Hannifin Corporation. Compensation shall not include any amounts payable on account of Termination of Employment, whether paid periodically or in a lump sum.

1.15	Compensation Committee shall mean the Human Resources and Compensation Committee of the Board.

1.16	Corporate Change Vesting Event shall mean any of the following events have occurred:

(a)
any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Company Voting Securities; provided, however, that the event described in this paragraph shall not be deemed to be a Corporate Change Vesting Event by virtue of any of the following situations: (i) an acquisition by the Company or any Subsidiary; (ii) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (iii) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (iv) a Non-Control Transaction (as defined in paragraph (c)); (v) as pertains to a Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or (vi) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (vi) does not constitute a Corporate Change Vesting Event under this paragraph (a);

(b)
individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (b), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(c)
the consummation of a Business Combination, unless: (i) immediately following such Business Combination: (A) more than 50% of the total voting power of the Surviving Corporation resulting from such Business Combination or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”) or (ii) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Corporate Change Vesting Event under this paragraph (c); or

(d)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Corporate Change Vesting Event shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Corporate Change Vesting Event would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Corporate Change Vesting Event shall then occur.
Notwithstanding anything in this Plan to the contrary, if the Participant’s employment is terminated prior to a Corporate Change Vesting Event, and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Corporate Change Vesting Event, then for all purposes of this Plan, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Corporate Change Vesting Event for such Participant.

1.17
Crediting Rate shall mean any notional gains or losses equal to those generated as if the Participant’s Account balance had been invested in one or more of the investment portfolios designated as available by the Investment Committee, less separate account fees and less applicable administrative charges determined annually by the Administrator.

A Participant (or after death, his or her Beneficiary) may elect to allocate his or her Account among the available portfolios. The gains or losses shall be credited based upon the daily unit values for the portfolio(s) selected by the Participant. The rules and procedures for allocating the Account balance among the portfolios shall be determined by the Administrator. The Participant’s allocation is solely for the purpose of calculating the Crediting Rate. Notwithstanding the method of calculating the Crediting Rate, the Company shall be under no obligation to purchase any investments designated by the Participant.

1.18
Disability shall mean the condition whereby a Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Company. The Administrator, in its complete and sole discretion, shall determine a Participant’s Disability. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Administrator to confirm Disability. On the basis of such medical evidence, the determination of the

Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

1.19	Discretionary Company Credit shall mean the amount, if any, which the Company credits to a Participant’s Account in accordance with Article 4.

1.20
Discretionary Company Credit Account shall mean the one or more notional accounts established with respect to a Participant’s Discretionary Company Credits, if any, for recordkeeping purposes pursuant to Article 5.

1.21
Early Retirement Date shall mean age 55 with ten or more years of employment with the Company; provided, however, that any Early Retirement prior to age 60 must be with the consent of the Compensation Committee.

1.22
Eligible Executive shall mean a key employee of the Company or any of its Subsidiaries who: (a) is designated by the Administrator as eligible to participate in the Plan; and (b) qualifies as a member of the “select group of management or highly compensated employees” under ERISA.

1.23	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and regulations or other guidance issued thereunder.

1.24
Investment Committee shall mean the Parker Total Rewards Investment Committee of the Company or, if applicable, the investment subcommittee appointed by the Parker Total Rewards Investment Committee with respect to the Plan.

1.25	LTI Deferral shall mean the amount of any LTI Payment which the Participant elects to defer with respect to a Plan Year pursuant to Articles 2 and 3.

1.26	LTI Deferral Account shall mean the one or more notional accounts established with respect to a Participant’s LTI Deferrals for recordkeeping purposes pursuant to Article 5.

1.27	LTI Payment shall mean the amount that would otherwise be payable to an Eligible Executive for a Plan Year under any long-term incentive program of the Company.

1.28	Normal Retirement Date shall mean the date on which a Participant attains age 65.

1.29
Parent Corporation shall mean the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of a Surviving Corporation.

1.30	Participant shall mean an Eligible Executive who has elected to participate and has completed a Participation Agreement pursuant to Article 2.

1.31	Participation Agreement shall mean the Participant’s written election to participate in the Plan.

1.32	Performance Period shall have the meaning provided by the applicable long-term incentive program of the Company.

1.33	Plan Year shall mean the calendar year.

1.34	Retirement shall mean a termination of employment following Normal or Early Retirement Date.

1.35
Salary shall mean the Participant’s annual basic rate of pay from the Company (excluding Bonuses, commissions and other non-regular forms of compensation) before reductions for deferrals under this Plan, the Savings Plan, the Savings Restoration Plan, the Parker-Hannifin Corporation Cafeteria Plan, or the Group Insurance Plan for Hourly and Salaried Employees of Parker-Hannifin Corporation.

1.36	Savings Plan shall mean The Parker Retirement Savings Plan as it currently exists and as it may subsequently be amended.

1.37	Savings Restoration Plan shall mean the Parker-Hannifin Corporation Amended and Restated Savings Restoration Plan as it currently exists and as it may subsequently be amended.

1.38
Separation from Service shall have the meaning set out in Section 1.409A-1(h) of the Regulations; provided, that in applying Section 1.409A-1(h)(ii) of the Regulations, a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Affiliated Group after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant for the Affiliated Group (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Affiliated Group if the Participant has been providing services to the Affiliated Group for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Administrator reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Regulations) whether a Participant who would otherwise experience a Separation from Service with the Company as part of the disposition of assets will be considered to experience a separation from service for purposes of Section 1.409A-1(h) of the Regulations.

1.39
Specified Employee shall mean a person designated from time to time as such by the Administrator pursuant to Section 409A(a)(2)(B)(i) of the Code and the Company’s policy for determining specified employees.

1.40
Subsidiary shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity.

1.41	Surviving Corporation shall mean the corporation resulting from a Business Combination.

1.42	Termination of Employment shall mean Separation from Service from the Affiliated Group, other than Separation from Service due to Retirement, Disability or death.

1.43
Unforeseeable Emergency shall mean a severe financial hardship arising from (a) the illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Section 152(a) of the Code), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of when a Participant has incurred an Unforeseeable Emergency shall be made by the Administrator in its sole discretion, pursuant to and subject to the conditions of Section 409A of the Code and Regulations thereunder.

1.44
Valuation Date shall mean each day on which the New York Stock Exchange is open, except that for purposes of determining the value of a distribution under Article 6, 7, 8, 9 or 15, it shall mean the 24th day of each month (or the most recent business day preceding such date) immediately preceding the month in which a distribution is to be made.

ARTICLE 2
PARTICIPATION

2.1	Participation Agreement/Deferrals.

(a)
An Eligible Executive shall become a Participant in the Plan on the first day of the Plan Year following appointment as an Eligible Executive and submission to the Administrator of an Annual Participation Agreement. To be effective, the Eligible Executive must submit the Annual Participation Agreement to the Administrator prior to the beginning of the Plan Year and during the enrollment period designated by the Administrator. In the Annual Participation Agreement, and subject to the restrictions in Article 3, the Eligible Executive shall designate the Annual Deferral for the covered Plan Year.

(b)
With respect to those Participants who are eligible for an LTI Payment pursuant to a long-term incentive award from the Company for a performance cycle beginning before July 1, 2008, the Administrator shall provide for an enrollment period and LTI Participation Agreements each year under which the Participant may designate any LTI Deferrals for a specified Plan Year. To be effective, the Participant must submit the LTI Participation Agreement during the enrollment period designated by the Administrator pursuant to Section 6.4(c) of this Plan. Except as otherwise determined by the Administrator, no LTI Deferrals shall be allowed with respect to any long-term incentive award period beginning on or after July 1, 2008.

2.2
Continuation of Participation. An Eligible Executive who has become a Participant in the Plan shall continue as a Participant in the Plan even though such executive ceases to be an Eligible Executive. However, a Participant shall not be eligible to elect a new Annual Deferral or LTI Deferral unless the Participant is an Eligible Executive for the Plan Year for which the election is made.

ARTICLE 3
EXECUTIVE DEFERRALS

3.1	Deferral Commitment.

(a)
A Participant may elect in the Annual Participation Agreement to defer an amount equal to a specified dollar amount of Salary to be earned by such Participant during the next Plan Year and a percentage (up to a maximum specified dollar amount) of Bonuses to be earned by such Participant during the Company’s fiscal year beginning during the next Plan Year.

(b)
A Participant may elect in the LTI Participation Agreement to defer an amount equal to a specified dollar amount or a percentage of the LTI Payment that may be payable to the Participant in the next Plan Year pursuant to a long-term incentive award from the Company for a performance cycle beginning before July 1, 2008.

(c)	Annual Deferrals and LTI Deferrals under this Plan shall be irrevocable.

3.2	Minimum Annual Election.

(a)	A Participant’s elected Annual Deferral for a Plan Year must equal at least five thousand dollars ($5,000), from either Salary or Bonuses or a combination of Salary and Bonuses.

(b)	The elected LTI Deferral for a Plan Year must equal at least five thousand dollars ($5,000).

(c)
Where a Participant elects to defer a specified percentage of Salary, Bonuses, and/or LTI Payment, the determination of whether the Annual Deferral or LTI Deferral is at least five thousand dollars ($5,000) shall be made by multiplying the applicable elected percentages of Salary, Bonuses, and/or LTI Payment to be deferred by the Participant’s anticipated Salary, Bonuses, and/or LTI Payment in the Plan Year immediately preceding the Plan Year for which the Deferral is being made. The Administrator may, in its sole discretion, permit Participants to elect to defer amounts in the form of a percentage based on anticipated future Salary, Bonuses, and/or LTI Payments.

3.3	Maximum Deferral Commitment.

(a)	Maximum Annual Deferral.

(i)
Effective January 1, 2005, the Annual Deferral for any Plan Year may not exceed 90% of Salary plus 90% of Bonuses; provided, that the Annual Deferral may not reduce the Participant’s income to an amount below the old age, survivor, and disability insurance wage base under Social Security.

(ii)
Effective January 1, 2007, the Annual Deferral for any Plan Year may not exceed 80% of Salary plus 80% of Bonuses; provided, that the Annual Deferral may not reduce the Participant’s income to an amount below the old age, survivor, and disability insurance wage base under Social Security.

(b)	Maximum LTI Deferral. The maximum LTI Deferral for a Plan Year is 100% of the LTI Payment.

3.4	Vesting. Subject to Section 12.3:

(a)	The Participant’s right to the value of his or her Annual Deferral Account, as adjusted for gains and losses, shall be 100% vested at all times.

(b)
The Participant’s right to the value of each LTI Deferral Account, as adjusted for gains and losses, shall be 100% vested as of the third June 30 following the time the LTI Deferral Account is established; provided, however, that the Participant shall be fully vested in all LTI Deferrals as of the time: (i) the Participant is vested in his or her benefit under the Parker-Hannifin Corporation Amended and Restated Supplemental Executive Retirement Benefits Program; (ii) the Participant retires prior to age 60 with permission of the Compensation Committee; (iii) the Participant retires due to Disability; (iv) the Participant dies; (v) there is a Corporate Change Vesting Event; or (vi) the Plan terminates.

(c)
Unless otherwise provided by the Compensation Committee in the notice of award, the Participant’s right to the value of each Discretionary Company Credit Account, if any, as adjusted for gains and losses, shall be 100% vested at all times.

ARTICLE 4
DISCRETIONARY COMPANY CREDITS
At any time during a Plan Year, the Company may, in its sole discretion, make a Discretionary Company Credit to any Participant’s Account. Except as otherwise provided by the Compensation Committee in the notice of award, the time and form of payment of the portion of a Participant’s Account attributable to any such Discretionary Company Credit will be governed by the provisions of the Plan.
ARTICLE 5
ACCOUNTS

5.1
Accounts. Solely for recordkeeping purposes, the Company shall maintain for each Participant one Annual Deferral Account for all Annual Deferrals, a separate LTI Deferral Account with respect to each LTI Deferral made by the Participant, and a separate Discretionary Company Credit Account with respect to each Discretionary Company Credit, if any, made by the Company with respect to the Participant.

5.2
Timing of Credits—Pre-Termination. Each Plan Year, the Company shall credit to the Annual Deferral Account a Participant’s Annual Deferrals as of the time the deferrals would otherwise have been paid to the Participant but for the Annual Deferral election, the Company shall credit to a separate LTI Deferral Account a Participant’s LTI Deferral as of the time the deferrals would otherwise have been paid to the Participant but for the LTI Deferral election, and the Company shall credit to a separate Discretionary Company Credit Account a Participant’s Discretionary Company Credit, if any, as of the time stated in the notice of award with respect to any such Discretionary Company Credit. Gains or losses shall be credited to the Participant’s Account as of the close of business on each Valuation Date, based on the Crediting Rate(s) in effect for the day under Section 1.17.

5.3	Terminations. Following a Participant’s Termination of Employment, Retirement or death, gains or losses shall continue to be credited to the Participant’s Account through the final Valuation Date.

5.4
Statement of Accounts. The Administrator shall provide periodically to each Participant a statement setting forth the balance of the Annual Deferral Account and each LTI Deferral Account maintained for such Participant.

ARTICLE 6
RETIREMENT BENEFITS

6.1
Amount. Upon Retirement, the Company shall pay to the Participant the value of his or her Account at the time and in the manner selected by the Participant pursuant to the rules set forth in this Article 6.

6.2
Form of Retirement Benefits. The Retirement Benefit shall be paid monthly over a period of fifteen (15) years; provided, however, that the Participant may elect in accordance with the terms of Section 6.4 to have payment made in one of the following options:

(a)	a single lump sum payment in cash;

(b)	monthly installments over 5, 10 or 15 years; or

(c)
an annual lump sum amount equal to a specified whole number percentage (1-8%) of the account balance as of the Valuation Date preceding each such annual payment, plus monthly installments of the remaining balance of the Account over 5, 10 or 15 years. Annual lump sum payments pursuant to this Section 6.2(c), with respect to all Retirement Benefits under this Plan, including Grandfathered

Amounts, shall be paid as follows: (i) the first lump sum payment shall be made on the first day of the second month after the Participant’s Retirement, and (ii) the remaining lump sum payments shall be made on January 1 of each succeeding year in the applicable 5, 10 or 15 year period.
Notwithstanding any other provision of this Article 6, except to the extent otherwise provided by the Compensation Committee in the notice of award with respect to a Discretionary Company Credit, the portion of a Participant’s Account attributable to a Discretionary Company Credit that is payable upon retirement, if any, shall be paid in a single lump sum payment in cash.

6.3
Time of Payment. Payment of a Participant’s Account shall be made or shall begin as of the first day of the second month after the Participant’s Retirement or on the first day of the month following the first, second, third, fourth or fifth anniversary of the Participant’s Retirement, as elected by the Participant in accordance with the terms of Section 6.4. Notwithstanding the foregoing, payment to any Specified Employee will commence on the first day of the seventh month following the Participant’s Retirement and shall include any payments that would have been made between the Participant’s Retirement and the actual date of commencement of payment if the Participant had not been a Specified Employee.

6.4	Elections.

(a)
Initial Election. A Participant shall elect the time and form of payment of his or her Account payable on Retirement on his or her initial Participation Agreement, in accordance with such rules as the Administrator shall reasonably apply.

(b)
One-Time Change by Participant. To the extent permitted by Section 409A of the Code, a Participant may make a one-time election to delay payment or change the form of payment at any time up to 12 months before the first scheduled payment; provided, however, that (i) any such election shall not be effective for at least 12 months following the date made; and (ii) to the extent required by Section 409A of the Code, as a result of any such change, payment or commencement of payment shall be delayed for 5 years from the date the first payment was scheduled to have been paid (taking into account any delay in payment or commencement of payment under Section 6.3 on account of a Participant’s status as a Specified Employee).

(c)
Transitional Rule. Notwithstanding any other elections made hereunder and only to the extent permitted by the Company and transitional rules issued under Section 409A of the Code, through such date as specified by the Company pursuant to transitional guidance issued under Section 409A of the Code, a Participant may make one or more elections as to time and form of payment of his or her Account under this Plan, provided that: (i) any such election(s) made during 2006 shall be available only for amounts that are payable after the 2006 calendar year and cannot accelerate any payment into the 2006 calendar year,

(ii) any such election(s) made during 2007 shall be available only for amounts that are payable after the 2007 calendar year and cannot accelerate any payment into the 2007 calendar year; and (iii) any such election(s) made during 2008 shall be available only for amounts that are payable after the 2008 calendar year and cannot accelerate any payment into the 2008 calendar year. Any such election(s) must be made by the date specified by the Company consistent with guidance pursuant to Section 409A of the Code.

6.5	Small Benefit Exception.

(d)
Benefits Payable Prior to January 1, 2008. Notwithstanding the foregoing, with respect to a Participant’s Retirement Benefit under the Plan that would otherwise be paid in installments (or as a combination of lump sums and installments) prior to January 1, 2008, if the balance of the Participant’s Account under the Plan as of the date payment would otherwise commence is less than or equal to ten thousand dollars ($10,000), the Company shall pay such benefit in a single lump sum; provided, however, that payment of a Retirement Benefit to any Specified Employee pursuant to this Section 6.5(a) will be made on the first day of the seventh month following the Participant’s Termination of Employment.

(e)
Benefits Payable After December 31, 2007. Notwithstanding the foregoing, effective December 31, 2007 with respect to a Participant’s Retirement Benefit under the Plan that would otherwise be paid in installments (or as a combination of lump sums and installments) after December 31, 2007, if the aggregate balances of the Participant’s accounts under the Plan, the Savings Restoration Plan and any other nonqualified deferred compensation arrangement that is aggregated with any portion of the Plan or the Savings Restoration Plan under Section 1.409A-1(c) of the Regulations as of the date payment would otherwise commence is less than or equal to the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the Retirement Benefit under the Plan in a single lump sum; provided, however, that payment of a Retirement Benefit to any Specified Employee pursuant to this Section 6.5(b) will be made on the first day of the seventh month following the Participant’s Termination of Employment.

ARTICLE 7
TERMINATION BENEFITS

7.1
Amount and Time of Payment. As of the first day of the second month after Termination of Employment, the Company shall pay to the Participant a termination benefit equal to the vested balance as of the Valuation Date of the Participant’s Account. Notwithstanding the foregoing, payment of a Termination Benefit to any Specified Employee pursuant to this Article 7 will be made on the first day of the seventh month following the Participant’s Termination of Employment.

7.2	Form of Termination Benefits. The Company shall pay the termination benefits in a single lump sum.
ARTICLE 8
SURVIVOR BENEFITS

8.1
Amount. If the Participant dies (whether before or after Retirement or other Termination of Employment) with any balance remaining in his or her Account, the Company shall pay to the Participant’s Beneficiary a Survivor Benefit equal to the vested balance of the Account on the date of death.

8.2
Form of Survivor Benefits. The Company shall pay the vested balance of the Participant’s Account in a single lump sum payment in cash; provided, however, that the Participant may elect in accordance with the terms of Section 6.4 to have payment made in one of the following options:

(d)	a single lump sum payment in cash; or

(e)	monthly installments over 5, 10 or 15 years.

8.3
Time of Payment. Payment of Survivor Benefits shall be made or shall begin as of the first day of the second month following the date of death, and the provisions of Sections 6.3 and 6.4 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of the Survivor Benefit pursuant to this Article 8.

8.4
Survivor Benefits Paid From Grandfathered Amounts. To the extent that the Company pays to a Participant’s Beneficiary a Survivor Benefit consisting of Grandfathered Amounts, the time and form of payment of such Grandfathered Amounts shall be governed by the Participant’s election as in effect on December 31, 2006 and the terms of the Plan as in effect on December 31, 2004; provided, however, that after December 31, 2006 a Participant may make a one-time election to have all Grandfathered Amounts paid in a lump sum as of the first of the second month after the Participant’s death (regardless of whether the Participant dies before or after the date that payment of Grandfathered Amounts would otherwise commence under the Plan). In accordance with the terms of the Plan as in effect on December 31, 2004, any election to change the form of payment of Survivor Benefits from Grandfathered Amounts must be filed at least thirteen (13) months prior to the date that payment of the Survivor Benefits would otherwise commence or be made, unless the Participant’s Beneficiary agrees to take a ten percent (10%) reduction in the value of the Grandfathered Amounts.

8.5	Small Benefit Payments.

(a)
Benefits Payable Prior to January 1. 2008. Notwithstanding the foregoing, with respect to a Survivor Benefit under the Plan that would otherwise be paid in installments prior to January 1, 2008, if the vested balance of the Participant’s

Account under the Plan as of the date payment would otherwise commence is less than or equal to ten thousand dollars ($10,000), the Company shall pay such benefit in a single lump sum.

(b)
Benefits Payable After December 31, 2007. Notwithstanding the foregoing, effective December 31, 2007 with respect to a Survivor Benefit under the Plan that would otherwise be paid in installments after December 31, 2007, if the aggregate vested balances of the Participant’s accounts under the Plan, the Savings Restoration Plan and any other nonqualified deferred compensation arrangement that is aggregated with any portion of the Plan or the Savings Restoration Plan under Section 1.409A-1(c) of the Regulations as of the date payment would otherwise commence is less than or equal to the applicable dollar amount in effect on such date under Section 402(g)(1)(B) of the Code, the Company shall pay the Survivor Benefit under the Plan in a single lump sum.

ARTICLE 9
DISABILITY
If a Participant suffers a Disability, the Company shall pay the vested balance of the Participant’s Account as of the Valuation Date to the Participant in accordance with Article 6 as if the date of the Participant’s Termination of Employment for Disability were the Participant’s Normal Retirement Date; provided, however, that the provisions of Sections 6.3, 6.4 and 6.5 regarding payment to a Specified Employee and the 5-year delay of payments following certain elections shall be disregarded for purposes of the payment of benefits pursuant to this Article 9.
ARTICLE 10
CHANGE IN CONTROL

10.1
Distribution. If a Change in Control occurs, the Participant (or after the Participant’s death the Participant’s Beneficiary) shall receive a lump sum payment of the balance of the Participant’s Account within thirty (30) days after the Change of Control. In the event either: (a) such a distribution is made on a Change in Control; or (b) the Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (such a termination of employment an “Anticipatory Termination”) and the Participant receives a lump sum payment of the Participant’s Account in connection with such Anticipatory Termination, the Participant shall receive an additional adjustment payment within thirty (30) days after the Change in Control calculated in accordance with the formula set forth in Exhibit A hereto.

10.2
Gross-Up Payment. In addition to any other amounts payable under this Plan, in the event it shall be determined that any payment, distribution or acceleration of vesting of any benefit under this Plan would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision, or any interest or penalties are incurred by the Participant with respect to such excise tax, then the Participant shall be entitled to receive an additional “gross-up payment” calculated as set forth in the change in control severance agreement in effect between the Company and the Participant as of the date of the Change in Control; provided, however, that if the Participant does not have a change in control severance agreement, the payment under this Section shall be determined in accordance with the calculation set forth in the most recent change in control severance agreement entered into by the Company and any executive of the Company; provided, further, that there shall be no duplication of such additional payment under this Plan and any change in control severance agreement. Any “gross-up payment” pursuant to this Section 10.2 shall be made no later than December 31 of the calendar year next following the calendar year in which the Section 4999 excise tax is remitted.
ARTICLE 11
WITHDRAWALS UPON AN UNFORESEEABLE EMERGENCY
Upon a finding by the Administrator that the Participant has suffered an Unforeseeable Emergency, the Administrator may permit the Participant to cease any on-going deferrals for the Plan Year. Furthermore, the Participant may elect to receive a distribution from the vested balance of his or her Account equal to the amount reasonably necessary to alleviate such Unforeseeable Emergency, including the amount reasonably determined to be sufficient to satisfy any applicable income taxes and penalties anticipated to result from the distribution. In any case, no distribution may be made to a Participant pursuant to this Article 11 to the extent that the Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan, the Savings Restoration Plan and any other nonqualified deferred compensation arrangement that is aggregated with any portion of the Plan or the Savings Restoration Plan under Section 1.409A-1(c) of the Regulations. If a distribution is made to a Participant on account of Unforeseeable Emergency, the Participant may not make further Annual Deferrals or LT1 Deferrals (to the extent LTI Deferrals would otherwise be allowed pursuant to Section 2.1(b) of the Plan) under the Plan until one entire Plan Year following the Plan Year in which a distribution based on Unforeseeable Emergency was made has elapsed, or such longer period as may be required by the Code. If, after December 31, 2007, a distribution is made from Grandfathered Amounts due to a “Financial Hardship” (as defined in the separate Plan applicable to Grandfathered Amounts), no cessation of deferrals shall be required with respect to Non-Grandfathered Amounts pursuant to this Article 11. Distributions to a Participant in the event of an Unforeseeable Emergency pursuant to this Article 11 shall be made as follows: (a) first, from Grandfathered Amounts under the Savings Restoration Plan, to the extent thereof; (b) second, from other amounts under the Savings Restoration Plan, to the extent thereof; (c) third, from Grandfathered Amounts under the Plan, to the extent thereof; and (d) fourth, from other amounts under the Plan, to the extent thereof.
ARTICLE 12
CONDITIONS RELATED TO BENEFITS

12.1
Non-assignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

12.2
No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participants and any Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations under this Plan.

12.3
Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits under this Plan, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. If the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant or the Participant’s Beneficiary or estate under the Plan beyond the sum of the Participant’s Annual Deferrals, LTI Deferrals, and Discretionary Company Credits, if any.

12.4
Withholding. The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

ARTICLE 13
ADMINISTRATION OF PLAN
The Administrator shall administer the Plan and shall have discretionary authority to interpret, construe and apply its provisions in accordance with its terms, provided that such authority shall be exercised consistent with the requirements of Section 409A of the Code. The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator shall be final and binding. The individuals serving on a Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the Committee with respect to the Plan, unless such liability arises from the individual’s own gross negligence or willful misconduct.
ARTICLE 14
BENEFICIARY DESIGNATION
The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.
The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary. The spouse of a married Participant shall consent to any designation of a Beneficiary other than the spouse, and the spouse’s consent shall be witnessed by a notary public.
If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the estate of the last to die of the Participant and the Beneficiaries.
ARTICLE 15
AMENDMENT AND TERMINATION OF PLAN

15.1	Amendment of Plan.

(a)
The Company may at any time amend the Plan in whole or in part, provided, however, that such amendment: (i) shall not decrease the balance of the Participant’s Account at the time of such amendment; and (ii) shall not retroactively decrease the applicable Crediting Rate of the Plan prior to the time of such amendment. The Company may amend the Crediting Rate or Fixed Crediting Rate of the Plan prospectively, in which case, the Company shall notify the Participants of such amendment in writing within thirty (30) days after such amendment.

(b)
Notwithstanding the foregoing, no amendment shall permit an acceleration of time of payment of a Participant’s benefit under the Plan, other than: (i) as necessary to comply with a certificate of divestiture, as defined in Section 1043(b)(2) of the Code; (ii) in accordance with Sections 6.5 and 8.5 of the Plan with respect to small cashouts; (iii) as necessary to pay Federal Insurance Contribution (“FICA”) taxes and any resulting federal, state, local or foreign income taxes attributable to amounts deferred under the Plan, subject to the limitations of Section 1.409A-3(j)(4)(vi) of the Regulations; (iv) in the event the arrangement fails to meet the requirements of Section 409A of the Code with respect to one or more Participants, and then only in such amount as is included in income of such Participant(s) as a result of such failure; (v) due to a termination of the Plan pursuant to Section 15.2 of the Plan that meets the requirements of Section 1.409A-3(j)(4)(ix) of the Regulations; or (f) as otherwise may be permitted under Section 409A of the Code.

15.2
Termination of Plan. The Company may terminate the Plan only as permitted by Section 1.409A-3(j)(4)(ix) of the Regulations (Plan Terminations and Liquidations), or as otherwise may be permitted by future Regulations or other guidance under Section 409A of the Code. Notwithstanding the foregoing, the Company may at any time determine to cease all future deferrals and contributions to the Plan. In such event, Participants’ Accounts shall continue to be held and administered in accordance with the terms of this Plan; provided, however that the Company shall determine, in its sole discretion, whether to continue to credit Participants’ Accounts with earnings at the otherwise applicable Crediting Rates or instead to credit Participants’ Accounts, as of January 1 of the year that all future deferrals and contributions to the Plan are ceased, with a reasonable rate of interest, not less than the prime rate as published in the Wall Street Journal, in either case continuing until distribution of Participants’ Accounts in accordance with the terms of the Plan.

15.3
Company Action. Except as provided in Section 15.4, the Company’s power to amend or terminate the Plan shall be exercisable by the Company’s Board of Directors or by the committee or individual authorized by the Company’s Board of Directors to exercise such powers.

15.4
Distribution on Income Inclusion Under Section 409A. In the event the Administrator determines that amounts deferred under the Plan fail to meet the requirements of Section 409A of the Code and must be recognized as income for federal income tax purposes, distribution of the amount required to be included in income shall be made to affected Participants to the extent permitted by Section 409A of the Code.

ARTICLE 16
MISCELLANEOUS

16.1	Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

16.2
ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

16.3
Trust. The Company shall be responsible for the payment of all benefits under the Plan. The Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

16.4
Employment Not Guaranteed. Nothing contained in the Plan nor any action taken under this Plan shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

16.5
Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

16.6	Captions. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

16.7	Validity. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

16.8	Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

16.9	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Ohio except where the laws of the State of Ohio are preempted by ERISA.

16.10
Notice. Any notice or filing required or permitted to be given to the Company or the Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail, facsimile or electronic mail to the principal office of the Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

ARTICLE 17
CLAIMS AND REVIEW PROCEDURES

17.1
Claims Procedure. The Administrator shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provisions of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

17.2
Review Procedure. If a Participant is determined by the Administrator not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Administrator by filing a petition for review with the Administrator within sixty (60) days after receipt of the notice issued by the Administrator. Said petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Administrator of the petition, the Administrator shall afford the Participant (and counsel, if any) an opportunity to present his or her position to the Administrator in writing, and the Participant (or counsel) shall have the right to review the pertinent documents. The Administrator shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Administrator, but notice of this deferral shall be given to the Participant. In the event of the death of the Participant, the same procedures shall apply to the Participant’s beneficiaries.

[signature page follows]

EXECUTED at Cleveland, Ohio this 16th day of December, 2015.

PARKER-HANNIFIN CORPORATION
By: /s/Jon P. Marten
Title: Executive Vice President – Finance and
Administration and Chief Financial Officer
By: /s/Daniel S. Serbin
Title: Executive Vice President – Human Resources
& External Affairs

EXHIBIT A
The purpose of the adjustment payment to be added to the distribution made pursuant to Section 10.1 (the “Make Whole Amount”) is to offset the Participant’s inability to defer until the Participant’s Normal Retirement Date or later the payment of taxes on the amounts deferred and the earnings and interest that would have otherwise accrued between the date of the Change in Control and Participant’s Normal Retirement Date or such later date on which the Participant elected to commence receipt of his or her Account (the “Commencement Date”, provided that with regard to any Participant whose Termination of Employment occurs prior to the date of the Change in Control, the “Commencement Date” shall mean the date of the next scheduled payment, if any, of the Participant’s Account balance following the date of the Change in Control) under the Plan.
The Make Whole Amount shall be calculated as follows:

1.
The Participant’s Account balance under the Plan as of the date of the Change in Control (or as of the Anticipatory Termination date, if larger) (the “EDP Amount”) will be projected forward to the Commencement Date at an assumed tax-deferred annual earnings rate equal to the Moody’s Seasoned Baa Corporate Bond Yield Average for the last twelve full calendar months prior to the Change in Control (the “Moody’s Rate”) (such projected amount shall be known as the “Projected Balance”). The Projected Balance will then be converted into annual installment benefit payments based upon the Participant’s elected form of retirement payments under the Plan, assuming continued tax-deferred earnings on the undistributed balance at the Moody’s Rate (the “Projected Annual Payouts”). The Projected Annual Payouts will then be reduced for assumed income taxes at the highest applicable federal, state and local marginal rates of taxation in effect in the Participant’s taxing jurisdiction(s) for the calendar year in which the Make Whole Amount is paid (the “Tax Rate”). The after-tax Projected Annual Payouts will be known as the “After-Tax Projected Benefits”.

2.
The term “Made Whole Amount”, as used herein, shall mean the EDP Amount plus the Make Whole Amount. The Make Whole Amount is the amount which, when added to the EDP Amount, will yield After-Tax Annuity Benefits (as hereinafter defined) equal to the After-Tax Projected Benefits, based on the following assumptions:

(a)	The Made Whole Amount will be taxed at the Tax Rate upon receipt by the Participant.

(b)
The after-tax Made Whole Amount will be deemed to be invested, by the Participant in a tax-deferred annuity that is structured to make payments beginning on the Commencement Date in the same form as elected by the Participant under the Plan (the “Annuity”).

(c)	The Annuity will accrue interest at the Moody’s Rate, less 80 basis points (i.e., 0.80%).

(d)	Annual Annuity payments will be taxed at the Tax Rate (after taking into account the annuity exclusion ratio), yielding “After-Tax Annuity Benefits”.